Exhibit 10.14

CONFIDENTIAL TRANSITION AND SEPARATION AGREEMENT

This Confidential Transition and Separation Agreement (the “Agreement”) is made by and between James Atkinson (“Employee”) and Ulthera, Inc., a Delaware corporation (the “Company”), effective as of the eighth (8th) day following Employee’s execution of the Agreement without revocation (the “Effective Date”). Employee and the Company are collectively referred to as the “Parties.”

A. Employee’s employment with the Company and status as an employee of the Company ended on April 1, 2014 (the “Termination Date”).

B. Employee and the Company want to close out their relationship amicably and establish the obligations of the Parties including, without limitation, all amounts due and owing to Employee.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1. Termination Date. Employee acknowledges and agrees that Employee’s status as an officer and employee of the Company ended effective as of the Termination Date.

2. Final Paycheck; Payment of Accrued Wages and Commissions. Employee acknowledges and agrees that the Company has paid Employee all accrued but unpaid base salary and all accrued and unused vacation earned through the Termination Date. Employee shall be paid all commission earned through March 31, 2014 in accordance with the Company’s normal commission payment schedule.

3. Healthcare Coverage. Employee’s Company sponsored healthcare coverage will terminate effective March 31, 2014. Employee may thereafter elect to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) in accordance with the provisions of COBRA.

Employee is entitled to the benefits set forth in Sections 2 and 3 irrespective of Employee’s execution this Agreement.

4. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, as consideration for Employee’s execution and non-revocation of this Agreement and Employee’s compliance with Employee’s continuing obligations pursuant to this Agreement and the post-employment obligations contained in his Employment Agreement, to provide Employee the Separation Payments and Benefits set forth below.

(a) Separation Payments. The Company will pay a total gross sum of ONE HUNDRED FIFTEEN THOUSAND FIVE HUNDRED DOLLARS ($115,500.00), minus all standard taxes, payroll deductions and withholdings, which is equivalent to six (6) months of Employee’s base salary (the “Separation Payments”). Separation Payments shall be made in accordance with the Company’s normal payroll practices, commencing with the payroll period that is at least five (5) business days following the Effective Date, and continuing for a total of twelve (12) payroll periods.

(b) COBRA Premiums. Provided that Employee timely elects to continue healthcare benefits, the Company will reimburse Employee for COBRA premiums through the earlier of (i) December 31, 2014, (ii) the date upon which Employee is eligible for coverage through other employment, or (iii) the date upon which Employee is no longer eligible for COBRA continuation coverage.

(c) Stock Options. As of the Termination Date, Employee holds one option (the “Option”) to purchase 203,084 shares of Company common stock that is vested with respect to 85,509 shares (the “Vested Portion”) and unvested with respect to 117,575 shares (the “Unvested Portion”). Subject to the effectiveness of this Agreement, the vesting of the Option shall be accelerated with respect the entire Unversted Portion (the “Accelerated Portion”) as of the Termination Date, provided that the Accelerated Portion shall only become exercisable in accordance with the sentence that follows. Contingent upon Employee’s continued compliance with Sections 7(a) and 10 of this Agreement and notwithstanding anything to the contrary in any plan or agreement governing the Option, (i) the Accelerated Portion of the Option shall become exercisable on the six-month anniversary of the Termination Date and (ii) the Accelerated Portion and the Vested Portion of the Option shall remain outstanding and exercisable until the nine-month anniversary of the Termination Date or, in the event there is a lock up period applicable to the Company’s executive employees in conjunction with the Company’s initial public offering (“IPO”) in effect on such nine-month anniversary, until the three-month anniversary of the expiration of such lock up period (the later of such dates, the “Option Termination Date”). To the extent unexercised and outstanding, the Option shall terminate on the Option Termination Date. Notwithstanding anything herein to the contrary, in the event a Change in Control (within the meaning of the Company’s equity incentive plan) closes prior to the Option Termination Date, the vesting and exercisability of the Unvested Portion of the Option (inclusive of the Accelerated Portion to the extent not then exercisable) shall automatically accelerate consistent with any vesting acceleration received by the Company’s executive officers upon the closing of such Change in Control. Employee understands and agrees that, except as modified by this Section 4(c), the Option is governed by the applicable plan, Notice of Grant and Incentive Stock Option Award Agreement. Employee further acknowledges that, to the extent the Option constitutes an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code, the amendments provided by this Section 4(c) shall cause the Option to no longer constitute an “incentive stock option” and that as a condition to any exercise of the Option, Employee shall provide to the Company adequate provisions for withholding taxes.

(d) Sole Separation Benefit. Employee agrees that the consideration provided by this Section 4 is not required under the Company’s normal policies and procedures and is provided solely in connection with this Agreement. Employee acknowledges and agrees that the Separation Payments and Benefits referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

5. Full Payment. Employee acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts due and owing to Employee as a result of Employee’s employment with the Company and the termination thereof. Employee further acknowledges that, other than the post-employment obligations contained in his Employment Agreement with the Company, this Agreement shall supersede any other agreements entered into between Employee and the Company regarding Employee’s employment, including, without limitation, any offer letter, employment agreement, severance and/or change in control agreement, and each such agreement other than any Incentive Stock Option Award Agreement, shall be deemed terminated and of no further effect as of the Termination Date.

6. Employee’s Release of the Company. Employee understands that by agreeing to the release provided by this Section 6, Employee is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Employee signs this Agreement.

On behalf of Employee and Employee’s heirs, assigns, executors, administrators, trusts, spouse and estate, Employee hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, though, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”) that Employee now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Employee’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; Claims for wages under Arizona labor laws and any other federal, state or local laws of similar effect; the employment and civil rights laws of Arizona; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Notwithstanding the generality of the foregoing, Employee does not release his rights under this Agreement or the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv) Claims to any benefit entitlements vested as the date of Employee’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v) Claims for indemnification under any indemnification agreement, the Company’s Bylaws, or any other applicable law; and

(vi) Employee’s right to bring any claims of discrimination, harassment or retaliation to the attention of the Equal Employment Opportunity Commission or the equivalent Arizona state agency; provided, however, that Employee does release Employee’s right to secure any damages for alleged discriminatory, harassing or retaliatory treatment.

(c) Acknowledgement. In accordance with the Older Workers Benefit Protection Act of 1990, Employee has been advised of the following:

(i) Employee should consult with an attorney before signing this Agreement;

(ii) Employee is not waiving rights or claims for age discrimination under the ADEA that may arise after the date he signs this Agreement;

(iii) The consideration given for this Agreement is in addition to anything of value to which Employee was already entitled;

(iv) Employee has been given at least twenty-one (21) days to consider this Agreement, and if Employee returns the executed Agreement prior to the expiration of the twenty-one (21) day period, he is voluntarily waiving any right to review this Agreement for longer;

(v) Employee has seven (7) days after signing this Agreement to revoke it. If Employee wishes to revoke this Agreement, Employee must deliver notice of Employee’s revocation in writing, no later than 5:00 p.m. Pacific Time on the 7th day following Employee’s execution of this Agreement to Stacie Mallen, Vice President, Human Resources, ########@ulthera.com, fax: (480) 619-4071. Employee understands that if Employee revokes this Agreement, it will be null and void in its entirety, and Employee will not be entitled to the Separation Payments and Benefits or any other benefits set forth in this Agreement, other than as provided in Sections 2 and 3.

(vi) Employee further acknowledges that nothing in this Agreement precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

7. Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service. Employee further agrees that:

(a) Non-Disparagement. Employee agrees that Employee shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. Nothing in this Section 7(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(b) Transition. Each of the Company and Employee shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Employee’s duties to other employee(s) of the Company.

(c) Transfer of Company Property. Within five (5) business days hereof, Employee shall turn over to the Company all files, memoranda, records, and other documents, computers or other devices, Ultherapy systems/hand pieces, and any other physical or personal property that are the property of the Company and that are in Employee’s possession, custody or control.

8. Employee Representations. Employee warrants and represents that (a) Employee has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency, self-regulatory organization (‘SRO”), or court, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on Employee’s behalf, Employee will immediately cause it to be withdrawn and dismissed, (b) Employee has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Agreement, (c) Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by

Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Employee is a party or any judgment, order or decree to which Employee is subject, and (e) upon the execution and delivery of this Agreement by the Company and Employee, this Agreement will be a valid and binding obligation of Employee, enforceable in accordance with its terms.

9. No Assignment by Employee. Employee warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Employee might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Employee, Employee agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Employee’s death, this Agreement shall inure to the benefit of Employee and Employee’s executors, administrators, heirs, distributees, devisees, and legatees. None of Employee’s rights or obligations may be assigned or transferred by Employee, other than Employee’s rights to payments hereunder, which may be transferred only upon Employee’s death by will or operation of law.

10. Non-Disparagement/Confidentiality/Liquidated Damages. Employee agrees that he will keep the terms and conditions of this Agreement confidential and that the terms and conditions shall not be discussed with, or revealed to, any person (including intimating in any way the amount of consideration provided to Employee hereunder) other than Employee’s attorneys, accountants, tax or financial advisors, banks, or mortgage brokers, except as otherwise required by law or by order of a court. Employee agrees that, to the extent that he discusses or reveals the terms or conditions of this Agreement to or with any of the aforementioned persons or entities, he will instruct those persons or entities that the terms and conditions of this Agreement are confidential, and such persons or entities shall be under the same confidentiality obligations as Employee. Employee acknowledges the particular value to the Company of the confidentiality provisions contained herein, as well as the non-disparagement provisions contained in Section 7(a) of this Agreement, any breach of which cannot reasonably or adequately be compensated in an action at law. Therefore, Employee agrees that if Section 7(a) or this Section 10 is violated, as determined by a court of competent jurisdiction, in addition to any other rights or remedies the Company may possess, the Company shall be entitled to recover from Employee liquidated damages in the amount of TEN THOUSAND DOLLARS ($10,000.00) per breach, which amount Employee agrees is reasonable. Employee further agrees that the Company will be entitled to immediate injunctive and/or other equitable relief to prevent or remedy a breach of these confidentiality and non-disparagement provisions, and reasonable attorneys’ fees and costs incurred in obtaining the aforementioned relief, without reinstatement of any claim, right, or demand Employee has settled by and through this Agreement.

11. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Arizona or, where applicable, United States federal law, in each case, without regard to any conflicts of law provisions or those of any state other than Arizona. The Parties agree that jurisdiction and venue shall lie exclusively in Maricopa County, Arizona for any action involving the validity, interpretation or enforcement of this Agreement, or for any claim for breach of this Agreement, for damages, and for other relief sought under this Agreement.

12. Entire Agreement. This Agreement, collectively with the post-employment obligations contained in Employee’s Employment Agreement and any Equity Award Agreements or Incentive Stock Option Award Agreements, comprise the entire agreement between the Parties with regard to the subject matter hereof and supersede, in their entirety, any other agreements between Employee and the Company regarding Employee’s employment, whether written, oral or implied, including, without limitation, any offer letter, employment agreement, severance and/or change in control agreement, and each such agreement shall be deemed terminated and of no further effect as of the Termination Date. This Agreement may be modified only in writing, and such writing must be signed by both Parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13. Company Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

14. Maintaining Confidential Information. Employee reaffirms Employee’s post-employment obligations contained in his Employment Agreement. Employee acknowledges and agrees that the Separation Payments provided in Section 4 above shall be subject to Employee’s continued compliance with Employee’s obligations under this Agreement and the post-employment obligations contained in the Employment Agreement.

15. Employee’s Cooperation. After the Termination Date, Employee shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Employee’s duties and responsibilities to the Company or its affiliates during Employee’s employment with the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Employee’s possession during Employee’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Employee’s personal schedule or ability to engage in gainful employment.

16. Section 409A. The Company and Employee acknowledge that the termination of the Employee’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Internal Revenue Code (“Section 409A”), and the related Department of Treasury regulations. All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the separation pay plan exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), and shall be interpreted in a manner consistent with those exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible. Each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments of deferred compensation subject to Section 409A of the Code, the Employee’s “separation from service” as defined in Section 409A. Executive shall not have the ability to control, directly or indirectly, the timing of any payments of deferred compensation subject to Section 409A. Any payments that are deferred compensation subject to Section 409A, and that could occur in one of two years depending on the timing of an action by Employee, such as the delivery of a release, will always occur in the later year.

17. Responsibility for Tax Liability. The Parties to this Agreement agree that the Separation Payment provided in Section 4 of this Agreement is payable to Employee in exchange for Employee’s execution of this Agreement and are not wages of any kind. In addition, Employee expressly agrees and represents that any federal, state or local tax or contribution that may be owed or payable on the Separation Payment (except those withheld from the payment as described in Paragraph 4 above) is the sole responsibility of Employee and that he will indemnify, defend and hold Employer harmless from and against any and all liability or claim for any tax or contribution or any penalty or interest thereon that may be incurred or demanded as a result of Employee’s failure to pay the appropriate taxes on the Separation Payment or failing to file the appropriate tax documentation or forms in connection with the payment of the Separation Payment. Employee acknowledges he has not relied on any representations made by the Company relating in any way to the tax treatment of the Separation Payment.

18. Representations that Employee is Not a Medicare Beneficiary. Employee declares and expressly warrants that he is not Medicare eligible, that he is not a Medicare beneficiary, and that he is not within thirty (30) months of becoming Medicare eligible; that he is not 65 years of age or older; that he is not suffering from end stage renal failure or amyotrophic lateral sclerosis; that he has not received Social Security benefits for twenty-four (24) months or longer; and/or that he has not applied for Social Security benefits, and/or has not been denied Social Security disability benefits and is appealing the denial.

19. Representation that No Injuries or Illnesses Involving Medicals are Claimed. Employee affirms, covenants, and warrants he has made no claim for work-related illness or injury against, nor is he aware of any facts supporting any claim against, the Releasees under which the Releasees could be liable for medical expenses incurred by the Employee before or after the execution of this Agreement for work-related illness or injury.

20. Representations that No Medical Expenses Have Been Paid by Medicare. Because Employee is not a Medicare recipient as of the date of this release, Employee is aware of no medical expenses that Medicare has paid and for which the Releasees are or could be liable now or in the future. Employee agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: 3/31, 2014

/s/ James Atkinson
James Atkinson

ULTHERA, INC.

DATED: 3/31, 2014

	By:	/s/ Matthew E. Likens
	Name:	Matthew E. Likens
	Title:	President & CEO

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